Exhibit 23.4
CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of the use of our name and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2010 prepared for Adecoagro S.A. wherever appearing in Adecoagro S.A.’s Registration Statement on Form F-1, including but not limited to our company under the headings “Prospectus Summary,” “Business” and “Experts”, filed with the Securities and Exchange Commission on January 28, 2011.
Buenos Aires, Argentina
April 4, 2011

Cushman & Wakefield Argentina S.A.
By:	/s/ Julio C. Speroni
	Name:	Julio C. Speroni
	Title:	Valuation Manager